Exhibit (a)(1)(F)

SUMMARY ADVERTISEMENT

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated December 12, 2017, and the related Letter of Transmittal and any amendments or supplements thereto. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot comply with the state statute, the Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Time Inc.

at

$18.50 Net Per Share

by

Gotham Merger Sub, Inc.,

A Wholly Owned Subsidiary of

Meredith Corporation

Gotham Merger Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Meredith Corporation, an Iowa corporation (“Parent”), is offering to purchase all of the outstanding shares of common stock, $0.01 par value per share (the “Shares”), of Time Inc., a Delaware corporation (the “Company”), at a price of $18.50 per share (the “Offer Price”), without interest thereon, net to the seller in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings, upon the terms and subject to the conditions set forth in the offer to purchase (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal,” which, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time in accordance with the terms of the Merger Agreement (as described below), constitutes the “Offer”). Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The date and time at which the Offer expires by its terms (as it may be extended in accordance with the Merger Agreement described below) is referred to herein as the “Expiration Date” and the date and time at which the Purchaser accepts Shares for payment pursuant to the Offer is referred to herein as the “Acceptance Time.”

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M. (EASTERN TIME) ON JANUARY 10, 2018, UNLESS THE OFFER IS EXTENDED.

The Purchaser will not be required to (and may not) accept any Shares for payment pursuant to the Offer, unless, at or prior to the Expiration Date, (i) the number of Shares validly tendered (and not validly withdrawn) in accordance with the terms of the Offer, taken together with any Shares then owned by Parent and the Purchaser or any of their subsidiaries, represents a majority of all then outstanding Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), by the depository for the Offer pursuant to such procedures) (the “Minimum Condition”), (ii) the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) has expired or been terminated (the “Regulatory Condition”), (iii) there is the absence of any law, order, injunction or decree by any government, court or other governmental entity that would make illegal or otherwise prohibit the Offer or the Merger (the “Legal Restraint Condition”), (iv) subject to certain materiality exceptions, certain representations and warranties of the Company contained in the Merger Agreement are accurate and the covenants under the Merger Agreement have been performed in all material respects, (v) there is the absence of a material adverse effect on the Company and (vi) other customary conditions as described in the Offer to Purchase are met. The Offer is not subject to any financing condition.

If the number of Shares tendered in the Offer is insufficient to cause the Minimum Condition to be satisfied upon the Expiration Date, then (i) neither the Offer nor the Merger will be consummated and (ii) the Company’s stockholders will not receive the Offer Price or merger consideration (which will be the same as the Offer Price) pursuant to the Offer or Merger, as applicable.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 26, 2017 (as it may be amended or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that, promptly following the consummation of the Offer, subject to the satisfaction or waiver of conditions set forth in the Merger Agreement, including the acceptance of Shares tendered in the Offer, the Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. As a result of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than (i) Shares owned, directly or indirectly, by Parent, the Purchaser or the Company (including shares held as treasury stock or otherwise) and (ii) Shares held by stockholders who are entitled to demand and who properly and validly demand their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL, which such Shares, in the case of (i), will be automatically canceled without any consideration paid therefor, will be automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable tax withholdings. As a result of the Merger, the Company will cease to be a publicly traded company and will become wholly owned by Parent.

After careful consideration, the Company’s board of directors (the “Company Board”), among other things, has unanimously (i) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement, (iii) approved the execution and delivery of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, upon the terms and subject to the conditions contained therein, and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

The Offer to Purchase, the related Letter of Transmittal and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Company Board and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before making a decision with respect to the Offer.

If the Offer is consummated, Parent and the Company intend to effect the Merger without a vote of the stockholders of the Company pursuant to and in accordance with Section 251(h) of the DGCL.

Parent and the Purchaser have agreed in the Merger Agreement that, subject to their rights to terminate the Merger Agreement in accordance with its terms:

•	The Purchaser will (and Parent will cause the Purchaser to) extend the Offer for any period required by any rule, regulation or other requirement of the Securities and Exchange Commission (the “SEC”) (or its staff) or the New York Stock Exchange, in any such case, which is applicable to the Offer or the Merger and until the Regulatory Condition has been satisfied;

•

in the event that any of the conditions to the Offer (including the Minimum Condition) are not satisfied or waived as of any scheduled Expiration Date, the Purchaser will (and Parent will cause the Purchaser to)

extend the Offer for one or more successive extension periods of up to ten business days each in order to further seek to satisfy the conditions to the Offer (including the Minimum Condition); and

•	if, on or prior to any then scheduled Expiration Date, the marketing period, as defined in the Merger Agreement, has not expired, then Parent will have the right, in its sole discretion, to extend the Offer until the first business day following the end of such marketing period, so long as no such extension would result in the Offer being extended beyond the third business day immediately preceding the End Date. “End Date” refers to May 26, 2018 or, if extended in certain circumstances specified in the Merger Agreement, to August 26, 2018.

In no event is Parent required (and Parent is not required to cause the Purchaser) to extend the Offer beyond the End Date. Further, neither Parent nor Purchaser is permitted to terminate or withdraw the Offer prior to any scheduled Expiration Date without the prior written consent of the Company unless the Merger Agreement is validly terminated in accordance with its terms.

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of the transaction or upon the accuracy or adequacy of the information contained in the Offer to Purchase. Any representation to the contrary is a criminal offense.

Parent and the Purchaser may increase the Offer Price or otherwise waive, modify, or make changes to the terms and conditions of the Offer; provided, however, that unless previously approved by the Company in writing, the Purchaser may not (and Parent will not permit the Purchaser to) make any change to the terms and conditions of the Offer that (i) waives the Minimum Condition, the Regulatory Condition or the Legal Restraint Condition; (ii) changes the terms of or conditions to the Offer that (A) changes the form or amount of consideration to be paid in the Offer (provided, however, that the Purchaser may increase the consideration, but in no event will such increase reduce the Offer Price and provided that such increase is not for the primary purpose of delaying the Acceptance Time), (B) decreases the number of Shares sought to be purchased in the Offer, (C) extends the Offer, other than in a manner required or permitted by the Merger Agreement, (D) imposes conditions to the Offer that are in addition to the conditions to the Offer set forth in the Merger Agreement or (E) amends or modifies any other term of or any condition to the Offer in any manner that is adverse to the holders of Shares; or (iii) provides for a “subsequent offering period” within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Parent and the Purchaser will make a public announcement of such extension no later than 9:00 a.m. (Eastern Time) on the business day on which the Offer was scheduled to expire.

On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered to the Purchaser in the Offer and not withdrawn on or prior to the Expiration Date of the Offer. For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to Computershare Trust Company, N.A. (the “Depository”) of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depository, which will act as paying agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Parent’s and the Purchaser’s rights under the Offer and the Merger Agreement, the Depository may retain tendered Shares on the Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will the Purchaser pay interest on the purchase price for Shares, regardless of any extension of the Offer or any delay in making such payment for Shares.

In all cases, payment for Shares validly tendered and accepted for payment pursuant to the Offer will be made after timely receipt by the Depository of (i) in the case of a record holder of a stock certificate representing Shares, (A) the certificates evidencing such Shares, (B) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (C) any other documents required by the Letter of Transmittal or, (ii) in the case of a record holder of Shares in book-entry form, (A) confirmation of a book-entry transfer of such Shares into the Depository’s account at The Depository Trust Company (“Depository Account”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” and (B) an Agent’s Message (as described below) in lieu of the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. See Section 3—“Procedures for Accepting the Offer and Tendering Shares” in the Offer to Purchase.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to one minute after 11:59 p.m. (Eastern Time) on January 10, 2018. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depository at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depository, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depository and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as described in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at Depository Account to be credited with the withdrawn Shares. Withdrawals of Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

The Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and the Purchaser’s determination will be final and binding. The Purchaser also reserves the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of Parent, the Purchaser, the Depository, Georgeson LLC (the “Information Agent”) or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or any waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

In general, the receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. See Section 5—“Material U.S. Federal Income Tax Considerations” in the Offer to Purchase. Each holder of Shares should consult its own tax advisor to determine the tax consequences to it of participating in the Offer in light of its particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

The Company has provided the Purchaser with the Company’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and/or address set forth below. Requests for copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Banks, Brokers and Stockholders

Call Toll-Free (888) 663-7851

December 12, 2017